NYSE Amex Accepts ATC Venture Group Compliance Plan

Spencer, Iowa, March 5, 2012—(BUSINESS WIRE)— ATC Venture Group Inc. (AMEX:ATC) previously announced that it had received notice from the NYSE American Stock Exchange (NYSE Amex) indicating that the Company is not in compliance with the continued listing standards of the NYSE Amex.  The Company was given the opportunity to submit a plan of compliance to NYSE Amex and did so.

On February, 28, 2012, NYSE Amex notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until April 16, 2012 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by the NYSE Amex staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance by the end of the extension period could result in the Company being delisted.

For more information, contact: Robert Davis, CEO at 952-215-3100.